Exhibit 99.1

                            [Letterhead of RepliGen]

FOR IMMEDIATE RELEASE
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CONTACT:

Walter C. Herlihy, Ph.D.                    David Walsey
President and Chief Executive Officer       Noonan Russo Presence Euro RSCG
(781) 250-0111, ext. 2000                   (212) 845-4257

                     Repligen Adopts Shareholder Rights Plan

WALTHAM, MA - March 4, 2003 - Repligen Corporation (Nasdaq: RGEN) today announced that on March 3, 2003 its Board of Directors adopted a shareholder rights plan under which all Common shareholders of record as of March 17, 2003 will receive rights to purchase shares of a new series of Preferred Stock. The adoption of the Rights Plan is intended as a means to guard against coercive takeover tactics and is not in response to any particular proposal.

"The implementation of a shareholder rights plan will enable the Board of Directors, on behalf of its shareholders, to maximize long-term shareholder value by providing a vehicle in which the Board is actively involved in negotiating any potential takeover situations," explained Walter C. Herlihy, the Company's President and CEO. "The time and flexibility provided by a rights plan is essential to obtaining the best potential return for shareholders."

The rights will be distributed as a non-taxable dividend and will expire ten years from the adoption date. Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15 percent or more of Repligen's outstanding Common Stock (20 percent in the case of a Grandfathered Stockholder) or announces a tender or exchange offer upon the consummation of which such person or group would own 15 percent or more of Repligen's outstanding Common Stock. Each right will initially entitle Common shareholders to purchase a fractional share of Preferred Stock for $50. Subject to certain exceptions, if any person or group acquires 15 percent or more of Repligen's Common Stock, all rights holders, except the acquiring person or group, will be entitled to acquire Repligen's Common Stock (and in certain instances the stock of the acquirer) at a discount.

The effect will be to discourage acquisitions of more than 15 percent of Repligen's outstanding Common Stock without negotiations with the Board of Directors. The rights will trade with Repligen's Common Stock, unless and until they are separated upon the occurrence of certain future events. Generally, Repligen's Board of Directors may amend the Rights Plan or redeem the rights prior to 10 days (subject to extension) following a public announcement that a person or group has acquired 15 percent or more of Repligen's outstanding Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date.

                                     -more-

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Repligen Adopts Shareholder Rights Plan, March 4, 2003
Page 2

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of new drugs for pediatric developmental disorders including autism, immune and metabolic disorders. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A(TM) and SecreFlo(TM), the profits from which will be used to support the development of our proprietary products. rProtein A(TM) is a consumable reagent used by the pharmaceutical industry to produce a class of drugs called monoclonal antibodies and SecreFlo(TM), secretin for injection, is marketed to gastroenterologists for pancreatic assessment and for use during a gastrointestinal procedure called ERCP. Repligen's corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management's strategy, plans and objectives for future operations, clinical trials and results and product plans and performance such as the anticipated growth in the monoclonal antibody market and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen's filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein

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